EXHIBIT 10(i)
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                                    CONTRACT

This Contract, made this 24 day of February, 2000 by and between Igor Levitsky dba Arrow Acoustics hereinafter called AA, Toronto Ontario Canada and Sound and Lighting Specialists, Inc., a Missouri corporation, in the USA, dba SLS Loudspeakers hereinafter called SLS.

Witnesseth:

     For the consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. AA will develop two different ribbon drivers hereinafter called the AT-1 and the AT-2 and will transfer the membrane manufacturing technology to SLS.

     2. SLS will provide all of the necessary tooling and prototype parts for the manufacturing as specified by AA.

     3. AA will deliver two prototypes of each model with the complete measurement protocol as required by SLS.

     4. AA will transfer all vendor, equipment and materials information to SLS and provide consulting for the manufacturing facility set up. The cost of all necessary equipment and chemicals (excluding Kapton/Al film) for the production of a minimum of 3000 membranes per month shall not exceed $15,000.00 US.

     5. Upon delivery of all equipment and materials for production to SLS AA will provide the technological procedures and training necessary for the membrane production and driver assembly. SLS will pay expenses to its factory and reasonable accommodations during the training time.

     6.   Development criteria and fee for AT-1 driver.

     The frequency response shall be based from 2kHz with a lo frequency roll off tailored to an SLS horn to provide the smoothest response. The sensitivity (without horn) shall be 99 Db 1w/1m (averaged in the 3kHz to 10kHz band).

     The development fee for the AT-1 shall be $4500.00 US. SLS shall own sole and exclusive rights to this design for the Professional Market and will be entitled to derivatives of this design for a negotiable, fair and reasonable fee.

     7.   Development criteria and fee for AT-2 driver.

     The frequency response shall be based from 1.2kHz with a lo frequency roll off tailored to an SLS horn to provide the smoothest response. The sensitivity (without horn) shall be a minimum of 100db 1w/1m (averaged in the 2kHz - 10kHz band).

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     The development fee for the AT-2 shall be $9000.00 US.  SLS shall own sole and exclusive rights to this design for the Professional Market and will be entitled to derivatives of this design for a negotiable, fair and reasonable fee.

     8.   Membrane manufacturing technology transfer:

     AA will transfer all of the technical data and technology to SLS for SLS to manufacture the ribbon driver membranes used in the AT-1 and the AT-2 ribbon drivers. It is understood that this technology will allow SLS to evolve and design any other ribbon drivers that they may choose. AA agrees that they will assist SLS, if asked, for an additional undetermined but reasonable fee including expenses if required for materials or travel. The membrane manufacturing technology fee shall be $20,000.00 US.

     9.   Payment Terms:

     SLS shall pay to AA upon signing of this contract an initial payment of $5,000.00 US , five thousand dollars, US funds.

     SLS shall pay to AA upon the delivery of the completed prototypes of the AT-1 and AT-2 a payment of $85,000 US, eight thousand five hundred dollars, US funds.

     SLS shall pay to AA upon delivery of the list of necessary equipment materials and vendors for the manufacture of the membranes the sum of $5,000.00 US, five thousand dollars, US funds.

     SLS shall pay to AA upon delivery of the equipment and materials for the manufacture of the membranes the sum of $5,000.00 US, five thousand dollars, US funds.

     SLS shall pay to AA on completion of the training of the SLS employees, the process of membrane manufacturing the sum of $10,000.00 US, ten thousand dollars, US funds.

     SLS shall pay to AA on the anniversary date of the final payment for the membrane technology transfer the sum of $2,000.00 US, two thousand dollars, US funds. This fee shall be a royalty fee for the use of the technology and shall be paid each year for an indefinite period of time. Should SLS or AA wish to negotiate a lump sum payment for this royalty then a settlement may be made at that time.

     10.  Performance and Completion:

     Development shall commence upon signature and acceptance of this contract. It is understood that the development of the AT-1 shall be completed and prototypes shall be tested and delivered by May 30, 2000. It is understood that the development of the AT-2 shall be completed and prototypes shall be tested and delivered by September 1, 2000. It is also understood that SLS shall be responsible for the production of prototype parts and shall not hold AA accountable for a delay in this schedule if it does not deliver to AA the parts on a timely basis.


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     11.  It is understood that Arrow Accoustics has many contacts in the World with regards to the Consumer High Fidelity Industry. AA will be entitled to market the AT-1 and AT-2 drivers and any derivatives or other drivers that AA and SLS may choose to develop to this market.

     12.  Missouri Law Applies:

     This agreement is to be governed and construed according to the laws of the State of Missouri in The United States Of America which shall be controlling upon all issues arising out of this agreement.

     13.  Binding Effect:

     This agreement is binding upon the parties hereto, their heirs, personal representatives, successors and assigns, where assignment is permitted.

     In Witness Whereof, the parties have executed this agreement on the dates which appear under their names.


Date: 2/23/00                           Date: 2/24/00
      -------                                 -------
Sound & Lighting Specialists, Inc.      Igor Levitsky
dba SLS Loudspeakers                    dba Arrow Acoustics
3119 S. Scenic Ave.                     95 Havenbrook Blvd. #1508
Springfield, Missouri 65807             Toronto, Ontario M2J1A9 Canada

By: /s/ John Gott, President            By: /s/ I. Levistky
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